EXHIBIT (H)(4)

FORM OF AMENDMENT NUMBER THREE
TO
ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER THREE to the Administration Agreement (this “Amendment”) is entered into as of the 26th day of April, 2013 (“Amendment No. 3 Effective Date”) by and between Community Capital Trust, formerly known as “The Community Reinvestment Act Qualified Investment Fund”, a Delaware business trust (the “Trust”), and SEI Investments Global Funds Services (the “Administrator”), a Delaware statutory trust.

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated as of the 22nd day of December, 2006, as amended, pursuant to which the Administrator agreed to provide certain administrative and accounting services to the Portfolios (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2)	Schedule I (Portfolios). Schedule I (Portfolios) is hereby deleted in its entirety and replaced with the Schedule I (Portfolios) attached hereto.

3)	Schedule III (Schedule of Fees). Schedule III (Schedule of Fees) is hereby deleted in its entirety and replaced with the Schedule III (Schedule of Fees) attached hereto.

4)
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

5)
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

6)
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the Investment Company Act of 1940, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

COMMUNITY CAPITAL TRUST

By:
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:
Title:

SCHEDULE I

Portfolios

The Community Reinvestment Act Qualified Investment Fund

CCM Active Income Fund

SCHEDULE III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement.   Each Portfolio will be charged the greater of the applicable Asset Based Fee or Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate net assets of each Portfolio, as follows):

The Community Reinvestment Act Qualified Investment Fund	Basis Points
First $1.4 billion of aggregate net assets of the Portfolio	6
Aggregate net assets of the Portfolio in excess of $1.4 billion	5

CCM Active Income Fund	Basis Points
First $250 million of aggregate net assets of the Portfolio	9
Aggregate net assets of the Portfolio in excess of $250 million	6

Annual Minimum Fee (calculated and paid by each Portfolio on a monthly basis):

Portfolio	Annual Minimum Fee
The Community Reinvestment Act Qualified Investment Fund	$ 250,000
CCM Active Income Fund	$ 75,000*

*
Notwithstanding the foregoing, through and until December 31, 2015, the Administrator hereby agrees to waive $50,000 of the Annual Minimum Fee otherwise payable in connection with CCM Active Income Fund, such that the effective Annual Minimum Fee for such Portfolio shall be $25,000.

Additional Classes:

●	$15,000 per class, per annum

Out of Pocket Expenses:

All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Trust will be billed to the Trust quarterly in arrears.

Change of Terms:

This schedule is based upon regulatory requirements and the Trust’s requirements as set forth in the Trust Materials as of the Effective Date.  Any material change to any of the foregoing, including but not limited to, a material change in the Trust’s assets or the investment objective of a Portfolio will constitute a material change to this Agreement.  If such a change occurs, the Administrator agrees to review the change with representatives of the Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

The Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Trust has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

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